Exhibit 10.3

TO: [Name]

August 15, 2007

NOTICE OF FISCAL YEAR 2008

TARGET INCENTIVE BONUS AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                                         :

On August 15, 2007, the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) authorized a Target Incentive Bonus award (“Award”) to you under the Company’s Performance Bonus Plan (“Bonus Plan”). Payments made under the Plan will be qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Your Award is in the target amount of $                     (“Target Amount”), subject to the following terms and conditions:

1. Your payout under this Award (“Payout”) will be based upon the Company’s actual operating cash flow less capital expenditures (free cash flow) expressed as a percent of the Company’s sales (“FCF Margin”) for fiscal year 2008 (“Performance Period”). Discretionary pension contributions by the Company are not included in the calculation of the FCF Margin. You will receive a Payout of 100% of your Target Amount if the Company achieves an FCF Margin of 6% for the Performance Period. If the Company’s FCF Margin is above or below 6% for the Performance Period, your Payout will be a proportion of the Target Amount as set forth in the table below. The minimum threshold for any Payout under the Award is 3% FCF Margin during the Performance Period.

FY08 FCF Margin:	<3.00%	3.75%	4.50%	5.25%	6.00%	7.00%	8.00%	≥	9.00%

Payout %:	0%	25%	50%	75%	100%	133%	167%		200%

2. The Payout earned under the Award will be paid at the end of the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period or otherwise have not served in an eligible position during the full Performance Period, then, you will be entitled to receive a portion of the Payout in proportion to the number of full months worked during the Performance Period. Termination of your employment for any other reason during the Performance Period will result in full forfeiture of your Award.

4. Your Payout will be paid in cash, or you may elect to receive the Payout in the form of a credit to your Executive Deferral Plan account in accordance with rules established by the Company. The Payout will be made following certification of the calculation of the FCF Margin by the Committee at the end of the Performance Period. The Committee retains the ability to reduce the Payout at its sole discretion. The amount of the Payout is also subject to the payout limitations set forth in Section 5(c) of the Bonus Plan.

5. The Award is subject to all terms, conditions and provisions of the Bonus Plan to the extent not specifically addressed herein. In the event of any conflict between the terms of the Bonus Plan and the Award, the Bonus Plan will control.

Please acknowledge receipt of the Award and indicate your agreement with the terms hereof by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel And Secretary

Receipt Acknowledged and Agreed:

Date: